Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—February 1, 2016. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $1.2 million, or $0.52 per diluted share, for the quarter ended December 31, 2015 compared to net income and net income available to common shareholders of $1.2 million, or $0.52 per diluted share, for the quarter ended December 31, 2014.

Compensation and benefits expense for the quarters ended December 31, 2015 and 2014 included approximately $479,000 and $386,000, respectively, of additional pretax expense due to the accelerated repayment of the loan that financed the purchase of the shares of Company common stock held by the Bank’s Employee Stock Ownership Plan (the “ESOP”). Had these additional expenses not been incurred, the Company would have recognized net income available to common shareholders of $1.5 million, or $0.65 per diluted share, for the quarter ended December 31, 2015 and net income available to common shareholders of $1.4 million, or $0.63 per diluted share, for the quarter ended December 31, 2014. The loan for the ESOP was repaid in full during the quarter ended December 31, 2015 and all shares have been allocated to participants in the plan.

Net interest income after provision for loan losses increased $287,000 for the quarter ended December 31, 2015 as compared to the same period in 2014. Interest income increased $117,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $21.2 million, from $653.9 million for 2014 to $675.1 million for 2015, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets, from 4.45% for 2014 to 4.42% for 2015. Interest expense increased $37,000 when comparing the two periods due to an increase in the average cost of interest-bearing liabilities, from 0.66% for 2014 to 0.69% for 2015, which more than offset a decrease in the average balance of interest-bearing liabilities of $500,000, from $565.9 million for 2014 to $565.4 million for 2015. There was no provision for loan losses recorded in the quarter ended December 31, 2015, while a provision of $207,000 was made for the quarter ended December 31, 2014. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $528,000, from $4.4 million at September 30, 2015 to $4.9 million at December 31, 2015. The increase in nonperforming loans was due primarily to an increase in loans over 90 days past due and still accruing interest of $389,000. The Company recognized net recoveries of $20,000 for the quarter ended December 31, 2015 as compared to net charge-offs of $7,000 for the same period in 2014.

Noninterest income increased $333,000 for the quarter ended December 31, 2015 as compared to the same period in 2014. The increase was due primarily to increases in the net gain on sale of loans, net gain on trading account securities and commission income of $145,000, $106,000 and $82,000, respectively. The increase in net gain on sale of loans is due primarily to the sale of loans guaranteed by the U.S. Small Business Administration (the “SBA”).

Noninterest expenses increased $518,000 for the quarter ended December 31, 2015 as compared to the same period in 2014. The increase was due primarily to an increase in compensation and benefits of $562,000, which more than offset a decrease in other operating expenses of $117,000. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending business, increased ESOP compensation expense, and normal salary, wage and benefits increases. The decrease in other operating expenses was due primarily to decreases in supervisory assessments for the Bank and provisions for insurance claims for the Company’s captive insurance subsidiary.

The Company recognized income tax expense of $467,000 for the quarter ended December 31, 2015, for an effective tax rate of 27.3%, as compared to income tax expense of $408,000, for an effective tax rate of 25.4%, for the same period in 2014.

Comparison of Financial Condition at December 31, 2015 and September 30, 2015

Total assets decreased $4.5 million, from $749.9 million at September 30, 2015 to $745.4 million at December 31, 2015. Total investment securities and loans held for sale decreased $5.8 million and $5.4 million, respectively, which more than offset increases in cash and cash equivalents and net loans of $3.4 million and $3.2 million, respectively. The increase in net loans is due primarily to continued growth in the Bank’s commercial real estate loan portfolio. Borrowings from the Federal Home Loan Bank decreased $5.7 million.

Stockholders’ equity increased $1.9 million, from $94.4 million at September 30, 2015 to $96.3 million at December 31, 2015. At December 31, 2015, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2015	2014
(In thousands, except share and per share data)

Total interest income	$7,126	$7,009
Total interest expense	968	931

Net interest income	6,158	6,078
Provision for loan losses	-	207

Net interest income after provision for loan losses	6,158	5,871

Total noninterest income	1,444	1,111
Total noninterest expense	5,892	5,374

Income before income taxes	1,710	1,608
Income tax expense	467	408

Net Income	$1,243	$1,200

Less: Preferred stock dividends declared	(43)	(43)

Net Income available to common shareholders	$1,200	$1,157

Net Income per share, basic	$0.55	$0.55
Weighted average common shares outstanding, basic	2,186,712	2,111,962

Net Income per share, diluted	$0.52	$0.52
Weighted average common shares outstanding, diluted	2,297,460	2,217,472

Performance ratios (annualized for three-month periods):
Return on average assets	0.67%	0.67%
Return on average equity	5.21%	5.41%
Return on average common stockholders' equity	6.35%	6.71%
Interest rate spread	3.73%	3.79%
Net interest margin	3.85%	3.88%
Efficiency ratio	77.51%	74.75%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2015	2015
(Dollars in thousands, except per share data)

Total assets	$745,399	$749,946
Cash and cash equivalents	28,435	24,994
Investment securities	186,162	191,992
Gross loans	467,000	463,736
Allowance for loan losses	6,644	6,624
Earning assets	677,439	680,837
Goodwill	7,936	7,936
Core deposit intangibles	1,295	1,381
Deposits	533,910	533,297
FHLB borrowings	99,135	104,867
Total liabilities	649,063	655,589
Stockholders' equity	96,336	94,357

Book value per common share	35.93	35.37
Tangible book value per common share	31.74	31.11

Non-performing assets:
Nonaccrual loans	4,292	4,153
Accruing loans past due 90 days	641	252
Troubled debt restructurings classified as performing loans	7,872	8,090
Foreclosed real estate	695	618
Other nonperforming assets	-	-

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.37%	1.37%
Allowance for loan losses as a percent of
nonperforming loans	134.68%	150.37%
Nonperforming loans as a percent of total loans	1.02%	0.91%
Nonperforming assets as a percent of total assets	1.81%	1.75%